                                                                    EXHIBIT 12.1

                        MERISEL, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in thousands)

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
                                                   YEAR ENDED                                SIX MONTHS
                                                   DECEMBER 31,                    PRO      ENDED JUNE 30,   PRO
                                     ------------------------------------------    FORMA   ----------------  FORMA
                                      1989     1990     1991     1992      1993    1993     1993     1994     1994
                                     ------   ------   ------   ------   ------   -------  -------  -------  -------
Income from continuing operations
  before provision for income
  taxes per statement of income      $16,663  $ 3,553  $21,478  $34,477  $50,852  $49,400  $21,283  $17,942  $14,634
Add
  Portion of rents representative
   of the interest factor              1,047    2,111    2,933    3,632    4,164    4,202    2,082    2,475    2,475
  Interest on indebtedness             3,472   13,720   15,972   15,742   17,810   32,089    8,916   12,559   16,823
  Amortization of debt expense
   and premium                                                               605    1,045      191      749      573
                                     -------  -------  -------  -------  -------  -------  -------  -------  -------
       Income as adjusted            $21,182  $19,384  $40,383  $53,851  $73,431  $86,736  $32,472  $33,725  $34,505
                                     =======  =======  =======  =======  =======  =======  =======  =======  =======

Fixed charges
  Interest on indebtedness:
    Merisel, Inc. and consolidated
      subsidiaries             (1)   $ 3,472  $13,720  $15,972  $15,742  $17,810  $32,089  $ 8,916  $12,559  $16,823
                                     -------  -------  -------  -------  -------  -------  -------  -------  -------

    Amortization of debt expense
      and premium             (2)                                            605    1,045      191      749      573
                                     -------  -------  -------  -------  -------  -------  -------  -------  -------

  Rents:
    Merisel, Inc. and consolidated
      subsidiaries                     3,172    6,398    8,889   11,007   12,617   12,733    6,310    7,500    7,500
                                     -------  -------  -------  -------  -------  -------  -------  -------  -------

    Portion of rents representative
      of interest factors     (3)      1,047    2,111    2,933    3,632    4,164    4,202    2,082    2,475    2,475
                                     -------  -------  -------  -------  -------  -------  -------  -------  -------
  Fixed charges (1)+(2)+(3)          $ 4,519  $15,831  $18,905  $19,374  $22,579  $37,336  $11,189  $15,783  $19,871
                                     =======  =======  =======  =======  =======  =======  =======  =======  =======
Ratio of earnings to fixed charges      4.69     1.22     2.14     2.78     3.25     2.32     2.90     2.14     1.74
                                     =======  =======  =======  =======  =======  =======  =======  =======  =======
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